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                                                                       EXHIBIT 5


                              Faegre & Benson LLP
                            2200 Wells Fargo Center
                            90 South Seventh Street
                          Minneapolis, Minnesota 55402



                                January 25, 2002


Board of Directors
ValueVision International, Inc.
6740 Shady Oak Road
Eden Prairie, Minnesota  55344

Gentlemen:

        In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to an aggregate offering of 3,745,000 shares of Common Stock, par value $.01 per share (the "Shares"), of ValueVision International, Inc., a Minnesota corporation (the "Company"), to be issued by the Company pursuant to the terms of the ValueVision International, Inc. 2001 Omnibus Stock Plan and the Option Agreements between the Company, Marshall S. Geller, Robert J. Korkowski, Paul D. Tossetti, Robin Leach, Roy Seinfeld, James Carlsruh, Samual Brown, Jon Cherney, Steven Goldsmith, David Page, and Steven Larkin, respectively, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/  Faegre & Benson LLP

                                       FAEGRE & BENSON LLP





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